EXHIBIT 10.35

C L I F F O R D	LIMITED LIABILITY PARTNERSHIP
C H A N C E

EXECUTION COPY

DATED 21 July 2000

(1) LANDLORD: J SAINSBURY DEVELOPMENTS LIMITED

(2) TENANT: WESTON AEROSPACE LIMITED

_____________________________

OCCUPATIONAL LEASE
-OF-
BUILDINGS KNOWN AS PHASES 3 AND 4 ON THE
SOLARTRON SITE AT VICTORIA ROAD, FARNBOROUGH,
HAMPSHIRE
_____________________________

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26.	Defective Premises	25
Section 7 - Insurance		25
27.	Insurance Provisions	25
Section 8 - Default Of Tenant And Rights Of Re-Entry		27
28.	Default Of Tenant	27
Section 9 - Miscellaneous		29
29.	Quiet Enjoyment	29
Section 10 - Miscellaneous		29
30.	Reletting Notices	29
31.	Disclosure Of Information	30
32.	Representations	30
33.	Notices	30
34.	New Tenancy	30
35.	Invalidity Of Certain Provisions	30
36.	Third Party Rights	30
Schedule 1	Rights And Easements Granted	32
Schedule 2	Exceptions And Reservations	34
Schedule 3	Use Restrictions	35
Schedule 4	Matters To Which The Premises Are Subject	38
Schedule 5	Authorized Guarantee Agreement To Be Given By Tenant
	Pursuant To Clause 19	39

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THIS LEASE is made on the 21st day of July, 2000

BETWEEN:-

1.	J SAINSBURY DEVELOPMENTS LIMITED (Company registration number 01322680) whose registered office is at Stamford House, Stamford Street, London SE1 (the "Landlord");

2.	WESTON AEROSPACE LIMITED (Company registration number 3817397) whose registered office is at Byron House, Cambridge Business Park, Cambridge CB4 4WZ (the "Tenant").

NOW THIS DEED WITNESSES as follows:-

SECTION 1
DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

In this Lease, unless the context requires otherwise, the following expressions shall have the following meanings:-

1.1

"Access Road" means the access road shown coloured red hatched black and hatched red on the Plan or such other access road as may be substituted therefor in the proposed location shown by blue cross hatching on the Plan or in such other location as shall be approved by the Tenant (such approval not to be unreasonably withheld or delayed);

1.2	"Additional Rent" mean all sums referred to in Clause 6 and all sums which are recoverable as rent in arrears;

1.3	"Adjoining Property" means the land shown edged green on the Plan together with any buildings erected on such land and each and every part of such land or buildings;

1.4	"Agreement" means an Agreement for Sale and grant of leases of even date and made between Solartron Group Limited (1) the Landlord (2) and the Tenant (3);

1.5

"Base Rate" means the base rate for the time being of Barchays Bank PLC or some other London clearing bank nominated from time to time by the Landlord or, in the event of base rate being abolished, such other comparable rate of interest as the Landlord shall reasonably specify;

1.6

"Conduits" means all drains, pipes, gullies, gutters, sewers, ducts, mains, channels, subways, wires, cables, conduits, flues, sprinkler systems, transformers, electricity substations and any other conducting media of whatsoever nature;

1.7	"Development" means development as defined in Section 55 of the Town and Country Planning Act 1990;

1.8	"Environment" means air, water, land, flora or fauna and humans;

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1.9	"Environmental Investigations" means the investigations referred to in Clause 22 of the Agreement;

1.10

"Environmental Law" means all laws (including common law, statutes and subordinate legislation) directives, regulations, permits, codes of practice or guidance notes concerning the Environment and binding within the United Kingdom;

1.11	"Environmental Regulator" means any regulatory authority or body with powers or duties pursuant to Environmental Law;

1.12	"External Decoration Year" means the year ending 31 December 2004 and every subsequent fourth year after that date;

1.13

"Gross Internal Area" means the total floor area expressed in square feet measured in accordance with the current Code of Measuring Practice published on behalf of the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers (Fourth Edition November 1993);

1.14

"Group Company" means any company which is, for the time being (a) a subsidiary of the relevant party or (b) the holding company of that party or (c) another subsidiary of the holding company of that party, in each case within the meaning of Section 736 of the Companies Act 1985, as amended by the Companies Act 1989;

1.15	"Hazardous or Polluting Substance" means any substance which may cause significant harm to the Environment or the presence of which has to be notified to an Environmental Regulator;

1.16	"Initial Rent" means the sum of five hundred and seventy five thousand pounds sterling ([Pound] 575,000) per annum;

1.17	"Insurance Rent" means the sums of which the Landlord pays from time to time for insuring the Premises and other items referred to in Clause 27.1;

1.18

"Insured Risks" means fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, and (to the extent that any of the same are insurable in the European insurance market at reasonable cost and on usual commercial terms) such other normal commercial risks as the Landlord may, from time to time, reasonably determine or the Tenant may from time to time reasonably require;

1.19	"Internal Decoration Year" means the year ending 31 December 2005 and in every subsequent fifth year after that date;

1.20	"Landlord" means the person named herein as such and includes its successors in title;

1.21	"Landlord's Works" means the works to be carried out (inter alia) to the Premises pursuant to Clause 19 of the Agreement;

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1.22	"this Lease" means this Lease and any document which is supplemental to it, whether or not it is expressly stated to be so;

1.23	"Permitted Use" means any use within Class B1, B2 or B8 of the Use Classes Order and purposes ancillary to such use;

1.24	"Phase 2 Lease" means the lease of the Adjoining Property of even date and made between the Landlord (1) and the Tenant (2);

1.25	"Phase 2 Tenant" means the tenant under the Phase 2 Lease;

1.26	"Plan" means the plan annexed to this Lease;

1.27

"Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any other town and country planning or related legislation;

1.28

"Premises" means the land situated at Victoria Road Farnborough Hampshire together with the building erected on it or on part of it and known as Phases 3 and 4 of the Solartron Site and for the purpose of identification only shown edged red on the Plan and each and every part of the land and building, including:-

	1.28.1	any Conduits in, on, under or over and exclusively serving them, except those of any utility company;

1.28.2

all landlord's fixtures, fittings, plant, machinery, apparatus and equipment now or after the date of this Lease in or upon the same including any boilers and central heating and air conditioning plant, any sprinklers and the water and sanitary apparatus; and

	1.28.3	any additions, alterations and improvements;

1.29	"Prescribed Rate" means three per cent (3%) per annum above the Base Rate;

1.30	"Present Tenant" means (in Schedule 5) the Tenant at the time the covenants on the part of the Present Tenant therein referred to are entered into;

1.31

"President" means the President for the time being of the Royal Institution of Chartered Surveyors (or in the event that such Institution ceases to exist such other independent body as the Landlord may reasonably nominate) and includes the duly appointed deputy of the President or any person authorised by the President or by the Institution or nominated body to make appointments on his or its behalf;

1.32	"Principal Rent" means the rent payable under Clause 4.1.1;

1.33	"Rent Commencement Date" means the date hereof;

1.34	"Rents" means the sums payable by the Tenant under Clause 4;

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1.35	"Review Date" means 21st July 2005 and every fifth anniversary of that date during the Term and "Relevant Review Date" shall be construed accordingly;

1.36	"Schedule of Condition" means the schedule of condition prepared by Reid Lamden signed by the Landlord and the Tenant and dated July 2000;

1.37

"Tenant" means the party named herein as such and subject to the provisions of the Landlord and Tenant (Covenants) Act 1995 includes the Tenant's successors in title and assigns and, in the case of an individual, his personal representatives;

1.38	"Term" means the term of years specified in Clause 3.1 and includes the period of any holding over or any extension or continuation, whether by statute or common law;

1.39	"Term Commencement Date" means 21st July 2000;

1.40	"Use Classes Order" means the Town and Country Planning Use Classes Order 1987 (as amended);

1.41	"Utilities" means water, soil, stream, air, electricity, radio, television, gas, telegraphic, telephone, telecommunications and other services and supplies of whatsoever nature;

1.42	"Value Added Tax" means value added tax as defined in the Value Added Tax Act 1994 and any tax of a similar nature substituted for, or levied in addition to, such value added tax;

1.43	"Working Day" means any day, other than a Saturday or Sunday, on which clearing banks in the United Kingdom are open to the public for the transaction of business.

1.44	"1985 Lease" means the lease of a pipeline dated 26 June 1985 and made between Rushmoor Borough Council and Schlumberger Electronics (UK) Limited.

2.	INTERPRETATION

Unless there is something in the subject or context inconsistent with the same:-

2.1	every covenant by a party comprising more than one person shall be deemed to be made by such party jointly and severally;

2.2	words importing persons shall include firms, companies and corporations and vice versa;

2.3	any covenant not to do any act or thing shall include an obligation not (so far as is within the control of the relevant person) to permit or suffer such act or thing to be done;

2.4

any reference to the right of the Landlord to have access to, or to enter, the Premises shall be construed as extending to all persons authorized by the Landlord, including agents, professional advisers, contractors, workmen and others;

2.5	any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments,

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orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given under it, or deriving validity from it;

2.6	all agreements and obligations by any party contained in this Lease (whether or not expressed to be covenants) shall be deemed to be, and shall be construed as, covenants by such party;

2.7	the words "including" and "include" shall be deemed to be followed by the words "without limitation";

2.8	the titles or headings appearing in this Lease are for reference only and shall not affect its construction;

2.9	any reference to a clause or schedule shall mean a clause or schedule of this Lease;

2.10	reference to any day which is not a Working Day shall mean the next Working Day.

SECTION 2
GRANT OF LEASE

3.	GRANT, RIGHTS AND OTHER MATTERS

3.1	Demise and Term

In consideration of the rents, covenants and agreements reserved by, and contained in, this Lease to be paid and performed by the Tenant, the Landlord with full title guarantee leases the Premises to the Tenant from and including the Term Commencement Date for the term of twenty five (25) years the Tenant paying the Rents to the Landlord in accordance with Clause 4.

3.2	Rights and Easements
There are granted the rights and easements set out in Schedule 1.

3.3	Exceptions and reservations
There are excepted and reserved out of this Lease the rights and easements set out in Schedule 2.

3.4	Third party rights

This Lease is granted subject to any rights, easements, reservations, privileges, covenants, restrictions, stipulations and other matters contained or referred to in the deeds and documents listed in Schedule 4 so far as any of them relate to the Premises and are still subsisting and capable of taking effect.

3.5	No implied easements
Nothing contained in this Lease shall confer on, or grant to, the Tenant any easement, right or privilege, other than any expressly granted by this Lease.

3.6	Covenants affecting reversion
The Tenant shall perform and observe the agreements, covenants, restrictions and stipulations contained or referred to in the deeds and documents listed in Schedule 4 so

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far as any of them relate to the Premises and are still subsisting and capable of taking effect at the date hereof.

3.7	Encroachments and easements

The Tenant shall not stop up or obstruct any of the windows or lights belonging to the Premises and shall not permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, on or over the Premises or any part of them. If any person shall attempt to make or acquire any encroachment or easement whatsoever, the Tenant shall give written notice of that fact to the Landlord as soon as practicable after it shall come to the notice of the Tenant and, at the request and cost of the Landlord adopt such means as may be reasonably required by the Landlord for preventing any encroachment or the acquisition of any easement.

3.8	Right of entry by Landlord
The Tenant shall permit the Landlord with all necessary materials and appliances to enter and remain on the Premises:-

3.8.1

to examine the condition of the Premises and to take details of the landlord's fixtures in them but (for the avoidance of doubt) not to carry out any intrusive soil or groundwater investigation or monitoring;

	3.8.2	to exercise any of the rights excepted and reserved by this Lease;

	3.8.3	for any other reasonable purpose connected with the interest of the Landlord in the Premises, including valuing or disposing of the Landlord's interest in them.

3.9	Terms of entry by Landlord
In exercising any of the rights mentioned in Clause 3.8, the Landlord or the person exercising the right shall:-

	3.9.1	in the case of proposed works consult with any security staff on the relevant part of the Premises and have regard to their reasonable requirements;

	3.9.2	only exercise such right insofar as it cannot reasonably carry out any such work of repair and alteration from within the Adjoining Property;

	3.9.3	cause as little inconvenience as possible to the Tenant or any other permitted occupier of any part of the Premises and to the business carried on at the Premises; and

	3.9.4	acting in a reasonable and proper manner make good, as soon as reasonably possible, any physical damage caused to the Premises, fixtures or fittings.

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SECTION 3
FINANCIAL PROVISIONS

4.	RENTS

4.1	Tenant's obligation to pay
The Tenant covenants to pay to the Landlord at all times during the Term:-

	4.1.1	yearly, and proportionately for any fraction of a year, the Initial Rent and from and including each Review Date, such yearly rent as shall become payable under Clause 5;

	4.1.2	the Insurance Rent;

	4.1.3	the Additional Rent;

	4.1.4	any amounts due under Clause 7.3; and

	4.1.5	any Value Added Tax which may be chargeable in respect of the above.

4.2	Dates of payment of Principal Rent

The Principal Rent and (subject to receipt of a VAT invoice) any Value Added Tax chargeable on it shall be paid in four (4) equal instalments in advance on each 25th March, 24th June, 29th September and 25th December in every year, the first payment, being a proportionate sum in respect of the period from and including the Rent Commencement Date to the day before the quarter day following the Rent Commencement Date, having been made on the date of this Lease.

4.3	Dates of payment of Additional Rent and Insurance Rent

The Additional Rent, the Insurance Rent, any amounts due under Clause 7.3 and (subject to receipt of a VAT invoice) any Value Added Tax chargeable on either of them shall be paid within seven (7) days of demand.

4.4	No right of set-off

Subject to any contrary statutory right, the Tenant shall not exercise any legal or equitable rights of set-off, deduction, abatement or counterclaim which it may have to reduce its liability for Rents.

5.	RENT REVIEW

5.1	Definitions
In this Clause the following expressions shall have the following meanings:-

5.1.1

"Open Market Rent" means the yearly rent which might reasonably be expected to become payable in respect of the Premises after the expiry of any rent free period, concessionary rent and/or after the giving of any other inducement (whether by means of a capital payment or otherwise) given in each case in connection with the fitting out of the Premises by the incoming tenant of such length or of such amount or nature as would be negotiated in the open market between a willing landlord and a willing tenant (to the intent

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that no discount, reduction or allowance shall be made in ascertaining the Open Market Rent to reflect such rent free period, concessionary rent or other inducement as would be negotiated as aforesaid or to compensate the Tenant for its absence) upon a letting of the Premises as a whole or if it would produce a higher rent the aggregate yearly rents obtainable from those parts of the Premises which are at the Review Date let or sublet in the open market with vacant possession at the Relevant Review Date by a willing landlord to a willing tenant and without the landlord receiving any premium or any other consideration for the grant of the lease for a term of years commencing on the Relevant Review Date and equal to the longer of (a) the residue of the Term remaining unexpired on the Relevant Review Date and (b) fifteen (15) years and otherwise on the terms and conditions and subject to the covenants and provisions contained in this Lease (other than the amount of the rent payable under this Lease but including like provisions for the review of rent contained in this Clause) and making the Assumptions but disregarding the Disregarded Matters;

5.1.2	"Assumptions" means the following assumptions (if not facts) at the Relevant Review Date:-

	(a)	that the Premises are fit for immediate occupation and use by the incoming tenant and may be lawfully used by any person for any of the purposes permitted by this Lease;

(b)

that no work save any required by statute has been carried out to the Premises by the Tenant or any undertenant or their respective predecessors in title during the Term; which has diminished the rental value of the Premises;

	(c)	that if the Premises or any part of them have been destroyed or damaged, they have been fully rebuilt and reinstated;

	(d)	that all the covenants on the part of the Tenant and the Landlord contained in this Lease have been fully performed and observed;

5.1.3	"Disregarded Matters" means:-

	(a)	any effect on rent of the fact that the Tenant or any permitted undertenant or other permitted occupier may have been in occupation of the Premises or any part of them;

	(b)	any goodwill attached to the Premises by reason of the business then carried on at the Premises by the Tenant or any permitted undertenant or other permitted occupier;

(c)

any increase in rental value of the Premises attributable to the existence, at the Relevant Review Date, of any improvement or other works to the Premises or any part of them carried out before or after the date of this

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Lease with all necessary consents (where required) by the Tenant or a Group Company of the Tenant or any permitted undertenant or other permitted occupier otherwise than in pursuance of an obligation to the Landlord or its predecessors in title (save where such obligation has arisen pursuant to statute but not so thereby to assume that the Premises do not comply with statutes) and for the avoidance of doubt any air cooling equipment serving the production area of the Premises shall be disregarded on review;

5.1.4

"Review Surveyor" means an independent chartered surveyor of not less than ten (10) years standing, who is experienced in valuing and leasing property similar to the Premises and is acquainted with the market in the area in which the Premises are located appointed from time to time under this Clause to determine the Open Market Rent.

5.2	Rent reviews
The Principal Rent shall be reviewed at each Review Date in accordance with the provisions of this Clause and from and including each Review Date the Principal Rent shall equal the higher of:-

	5.2.1	the Principal Rent contractually payable immediately before the Relevant Review Date (or which would be payable but for any suspension of rent (in whole or in part) under this Lease); and

	5.2.2	the Open Market Rent on the Relevant Review Date as agreed or determined pursuant to this Clause.

5.3	Agreement or determination of the reviewed rent

The Open Market Rent at any Review Date may be agreed in writing at any time between the Landlord and the Tenant but if, for any reason, they have not so agreed, either party may (whether before or after the Relevant Review Date) by notice in writing to the other require the Open Market Rent to be determined by the Review Surveyor.

5.4	Appointment of Review Surveyor

In default of agreement between the Landlord and the Tenant on the appointment of the Review Surveyor, the Review Surveyor shall be appointed by the President on the written application of either party, such application to be made not earlier than three (3) months before the Relevant Review Date and not later than the next succeeding Review Date.

5.5	Functions of Review Surveyor
The Review Surveyor shall:-

	5.5.1	act as an arbitrator in accordance with the Arbitration Act 1996;

	5.5.2	have power to order on a provisional basis any relief which he would have power to grant in a final award;

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5.5.3

within sixty (60) days of the later of his appointment and the Relevant Review Date, or within such extended period as the Landlord and the Tenant may jointly agree in writing, give to each of them written notice of the amount of the Open Market Rent as determined by him.

5.6	Fees of Review Surveyor

5.6.1

The fees and expenses of the Review Surveyor, including the fee payable for his nomination, shall be in the award of the Review Surveyor but, failing such award, the same shall be payable by the Landlord and the Tenant in equal shares who shall each bear their own costs, fees and expenses.

5.6.2

If either party fails to pay that party's share of the fees and expenses of the Review Surveyor, including the fee payable for his nomination, within five (5) Working Days after being required in writing to do so, the other party may pay such fees and expenses, and the share of the defaulting party shall become a debt payable to the other party on written demand (and, if the defaulting party is the Tenant, recoverable by the Landlord as rent in arrears) with interest on such share at the Prescribed Rate from and including the date of payment by the other party to the date of reimbursement by the defaulting party.

5.7	Appointment of new Review Surveyor

If the Review Surveyor fails to give notice of his determination within the allotted time, or if he dies, is unwilling to act, or becomes incapable of acting, or if, for any other reason, he is unable to act, the Landlord or the Tenant may request the President to discharge the Review Surveyor and appoint another surveyor in his place to act in the same capacity, which procedure may be repeated as many times as necessary.

5.8	Interim payments pending determination
If the amount of the reviewed rent has not been agreed or determined by the Relevant Review Date (the date of agreement or determination being called the "Determination Date"), then:-

5.8.1

in respect of the period (the "Interim Period") beginning with the Relevant Review Date and ending on the day before the quarter day following the Determination Date, the Tenant shall pay to the Landlord the Principal Rent at the yearly rate payable immediately before the Relevant Review Date together with such further amounts (if any) as may be awarded by the Review Surveyor; and

5.8.2

on the Determination Date, the Tenant shall pay to the Landlord as arrears of rent the amount by which the reviewed rent exceeds the rent actually paid during the Interim Period (apportioned on a daily basis) together with interest on such amount at the Base Rate, such interest to be calculated on the amount of each quarterly shortfall on a day-to-day basis from the date on which it would have been payable if the reviewed rent had then been agreed or determined to the Determination Date.

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5.9	Rent Restrictions

If, at any time during the Term, restrictions are imposed by any statute for the control of rent which prevent or prohibit wholly or partly the operation of the rent review provisions contained in this Clause or which operate to impose any limitation, whether in time or amount, on the collection and retention of any increase in the Principal Rent or any part then and in each case respectively:-

5.9.1

the operation of the rent review provisions contained in this Clause shall be postponed to take effect on the first date on which such operation (whether wholly or partially and with or without limited effect) may occur and in the case of restrictions which partially prevent or prohibit such operation and/or limit its effect on each such date;

5.9.2

the collection of any increase in the rent shall be postponed to take effect on the first date on which such increase may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase and, until such restrictions shall be relaxed either wholly or partially, the Principal Rent shall be the maximum sum from time to time permitted by such restrictions.

5.10	Memoranda of reviewed rent

Within ten (10) Working Days after the amount of any reviewed rent has been agreed or determined, memoranda recording that fact shall be prepared by the Landlord or its solicitors and shall be signed by or on behalf of the Landlord and the Tenant and any guarantor and annexed to this Lease and its counterpart. The parties shall each bear their own costs in relation to the preparation and signing of such memoranda.

5.11	Time not of the essence
For the purpose of this Clause, time shall not be of the essence.

6.	INTEREST

6.1	Interest on late payments

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if any of the Rents (whether formally demanded or not in the case of the Principal Rent) or any other sum of money payable to the Landlord by the Tenant under this Lease shall not be paid:-

	6.1.1	in the case of the Principal Rent and any Value Added Tax chargeable on it, on the date when payment is due (or, if the due date is not a Working Day, the next Working Day after the due date); or

	6.1.2	in the case of any other Rents or sums, within five (5) Working Days of the date when payment is due the Tenant shall pay interest on such Rents and/or sums at the Prescribed Rate from and including the date when payment was due to the date of payment to the Landlord (both before and after any judgement).

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6.2	Interest on refused payments

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if the Landlord acting reasonably shall decline to accept any of the Rents so as not to waive any existing breach or alleged breach of covenant, the Tenant shall pay interest on such Rent at the Prescribed Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord.

7.	OUTGOINGS

7.1	Tenant's obligation to pay

The Tenant shall pay, or indemnify the Landlord against, all existing and future rates, taxes, duties, charges, assessments, impositions and other outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) which are now or may at any time during the Term be charged, levied, assessed or imposed upon, or payable in respect of, the Premises or upon the owner or occupier of them (excluding any tax payable by the Landlord occasioned by any disposition of, or dealing with, the reversion of this Lease and excluding any tax (other than Value Added Tax) payable by the Landlord as a consequence of receipt of rent and other sums reserved by this Lease) and, in the absence of a direct assessment on the Premises, shall pay to the Landlord a fair proportion (to be reasonably determined by the Landlord) of any such outgoings.

7.2	Costs of utilities etc.
The Tenant shall:-

	7.2.1	pay all charges for electricity, gas, water and other services consumed in the Premises, including any connection and hiring charges and meter rents; and

7.2.2

perform and observe all present and future regulations and requirements of the electricity, gas, water and other supply companies or boards in respect of the supply and consumption of electricity, gas, water and other services on the Premises.

7.3	Common facilities

The Tenant shall pay to the Landlord, within five (5) Working Days of written demand, a fair proportion (to be reasonably determined by the Landlord according to the use thereof) of all reasonable costs and expenses properly expended or incurred by the Landlord in repairing, maintaining, decorating, cleaning, lighting, making, laying or rebuilding, as the case may be, of the Access Road and any party walls or party structures, Conduits used or enjoyed by, the Premises in common with any Adjoining Property and, in default of payment, such costs and expenses shall be recoverable as rent in arrears.

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8.	VALUE ADDED TAX

8.1	Sums Exclusive of VAT
All sums payable under this Lease by the Tenant to the Landlord (with the exception of the rent reserved in Clause 4.1.5) shall be deemed to be exclusive of Value Added Tax.

8.2	Tenant to pay VAT

Where pursuant to the terms of this Lease the Landlord makes a supply to the Tenant (other than a supply made in consideration for the payment of the Rents) and Value Added Tax is payable in respect of such supply, the Tenant shall subject to receipt of a valid Value Added Tax invoice duly addressed to the Tenant pay to the Landlord on the date of such supply a sum equal to the amount of Value Added Tax so payable.

8.3	VAT incurred by Landlord

Where the Tenant is required by the terms of this Lease to reimburse the Landlord for the costs or expenses of any supplies made to the Landlord, the Tenant shall also at the same time pay or, as the case may be, indemnify the Landlord against all Value Added Tax input tax incurred by the Landlord in respect of those supplies save to the extent that the Landlord is entitled to repayment or credit in respect of such Value Added Tax input tax.

9.	LANDLORD'S COST

Within five (5) Working Days of written demand, the Tenant shall pay, or indemnify the Landlord against, all reasonable costs, fees, charges, disbursements and expenses properly incurred by it, including those payable to solicitors, counsel, surveyors, architects and bailiffs:-

9.1

in relation to, or in proper contemplation of, the preparation and service of a notice under Section 146 of the Law of Property Act 1925 or any proceedings under Section 146 or Section 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under Section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of that Act and even though forfeiture may be avoided otherwise than by relief granted by the court);

9.2

in relation to, or in proper contemplation of, the preparation and service of all notices and schedules relating to any wants of repair, whether served during or within 3 months after the expiration of the Term (but relating in all cases only to such wants of repair which accrued not later than the expiration or earlier determination of the Term);

9.3	in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant, or in procuring the remedying of the breach of any covenant by the Tenant;

9.4

in relation to any application for consent required or made necessary by this Lease (such costs to include reasonable management fees and expenses) whether or not it is granted (except in cases where the Landlord is obliged not to withhold its consent

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unreasonably and the withholding of its consent is held by a competent Court to be unreasonable);

SECTION 4
REPAIRS, ALTERATIONS AND SIGNS

10.	REPAIRS, DECORATION ETC.

10.1	Repairs
The Tenant shall:-

	10.1.1	keep the Premises in good and substantial repair and condition and (if necessary for the purposes of repair) replace any parts that are beyond repair; and

	10.1.2	as and when necessary, replace any of the landlord's fixtures and fittings which may be or become beyond repair with new ones which are similar in type and quality; and

	10.1.3	keep all parts of the Premises which are not built on in a good and clean condition, adequately surfaced and free from weeds, and any landscaped areas properly cultivated and maintained

10.2	Damage by the Insured Risks

There shall be excepted from the obligations contained in Clause 10.1 any damage caused by the Insured Risks save to the extent that payment of the insurance monies shall be withheld by reason of any act, neglect or default of the Tenant, any undertenant or occupier of any part of the Premises.

10.3	Internal decorations
The Tenant shall:-

10.3.1

in every Internal Decoration Year and also in the last three (3) months of the Term (whether determined by passage of time or otherwise), in a good and workmanlike manner prepare and decorate with at least two coats of good quality paint or otherwise treat, as appropriate, all internal parts of the Premises, such decorations and treatment in the last year of the Term to be executed in such colours and materials as shall be approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed);

	10.3.2	as often as may be reasonably necessary, wash down all tiles, glazed bricks and similar washable surfaces.

10.4	External decorations
The Tenant shall:-

10.4.1

in every External Decoration Year and also during the last six (6) months of the Term (whether determined by passage of time or otherwise) in a good and workmanlike manner prepare and decorate with at least two coats of good

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quality paint and to be approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed), or otherwise treat as appropriate, all external parts of the Premises;

10.4.2

as often as reasonably necessary, clean, make good and restore and, where appropriate, treat with suitable preservative any external cladding, brickwork, concrete, stonework or other finish of the Premises.

10.5	Plant and machinery

The Tenant shall keep all boilers and central heating and air conditioning plant, sprinklers, and other plant, machinery, apparatus and equipment in the Premises properly maintained and in good working order and condition and for that purpose shall:-

	10.5.1	regularly inspect, maintain and service them;

	10.5.2	renew or replace all working and other parts as and when necessary;

	10.5.3	ensure, by directions to the Tenant's staff and otherwise, that such plant and machinery is properly operated; and

shall in carrying out its industrial activities on the Premises comply with good industrial practice including relevant codes of practice.

10.6	Schedule of Condition
	10.6.1	The obligations of the Tenant contained in this Lease shall be subject to this Clause 10.6 and construed accordingly.

	10.6.2	The Tenant shall not be obliged:-

(a) to put the Premises in any better state or condition than they now are as evidenced by the Schedule of Condition; or

(b)

to remediate the condition of the land comprised in the Premises to any better state and condition than as evidenced by the results of the Environmental Investigations (a copy of which, when issued shall be signed on behalf of the Landlord and the Tenant and appended to this Lease and the counterpart thereof).

10.7	Cleaning
The Tenant shall keep the Premises in a clean and tidy condition.

11.	YIELD UP

11.1	Reinstatement of Premises
Immediately prior to the expiration or earlier determination of the Term, the Tenant shall at its cost:-

	11.1.1	remove from the Premises any sign, writing or painting of the name or business of the Tenant or any occupier of them and all tenant's fixtures,


fittings, furniture and effects and make good, to the reasonable satisfaction of the Landlord, all damage to the Premises caused by such removal;

11.1.2

if so reasonably required by the Landlord, but not otherwise, remove and make good any alterations or additions made to the Premises during the Term, and well and substantially reinstate the Premises to the Landlord's reasonable satisfaction PROVIDED ALWAYS THAT:

(i)

the Tenant shall not be required to reinstate the Premises to their original condition where the necessary materials, plant and equipment are unavailable but will reinstate the Premises to an equivalent standard of the original condition to the Landlord's reasonable satisfaction; and

(ii) the Tenant shall not be required to reinstate the Premises where such alterations or additions have been carried out in order to comply with Clauses 22.2, 23.1, 23.6, and 25.1.

11.2	Yielding up in good repair

At the expiration or earlier determination of the Term, the Tenant shall quietly yield up the Premises to the Landlord in good and substantial repair and condition in accordance with the covenants by the Tenant contained in this Lease.

11.3	Environmental permits

At the end of the Term the Tenant will if the Landlord shall so request and at the Landlord's cost use reasonable endeavours to procure the transfer of any permit, consent or authority applicable to the activities then carried on at the Property issued pursuant to Environmental Law to the Landlord.

12.	COMPLIANCE WITH NOTICES

12.1	Tenant to remedy breaches of covenant

Whenever the Landlord shall give written notice to the Tenant of any material wants of repair or breaches of covenant, the Tenant shall, within thirty (30) days of such notice, or sooner if requisite and immediately in an emergency commence and then diligently proceed to make good such defects or wants of repair and remedy the breach of covenant to the reasonable satisfaction of the Landlord.

12.2	Failure of Tenant to repair

If the Tenant shall fail to commence and then diligently proceed in accordance with Clause 12.1 or shall fail to continue to comply with such notice, the Landlord may enter the Premises and carry out, or cause to be carried out, any of the works referred to in such notice and all proper costs and expenses incurred as a result shall be paid by the Tenant to the Landlord on demand and, in default of payment, shall be recoverable as a debt.

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13.	ALTERATIONS

13.1	No structural alterations without consent

The Tenant shall not merge the Premises with any adjoining property nor without the consent of the Landlord (such consent not to be unreasonably withheld or delayed but which may be withheld among other reasons if such works would impair the structural integrity of the Building):-

	13.1.1	erect any new building or new structure on the Premises;

	13.1.2	alter or change the height, elevation or external design or appearance of the Premises;

	13.1.3	alter, cut into or remove any of the principal or load-bearing walls, floors, beams or columns of the Premises; or

make any other alteration or addition of a structural nature to the Premises.

13.2	Alterations affecting structure not requiring consent
The Tenant may without the consent of the Landlord (but not if such alterations would impair the structural integrity of the Building)

	13.2.1	affix any plant or machinery installed or to be installed in the Premises to the structure of the Premises; and

13.2.2

install pipes and cables through the cladding and/or roof (but not through any structural parts) insofar as the same is required in connection with the operation of the Tenant's business at the Premises, provided that in carrying out any such works the Tenant shall comply with all statutory requirements, use only good and sound materials and complete the same in a good and workmanlike manner.

13.3	No alterations to Landlord's fixtures
The Tenant shall not make any alteration or addition to any of the Landlord's fixtures in the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld).

13.4	Non structural alterations and demountable partitioning

The Tenant may make alterations or additions of a nonstructural nature to the Premises including (without limitation) the installation, alteration or removal of demountable partitioning without having to obtain the Landlord's consent but the Tenant shall comply with all statutory requirements applicable to the works being carried out and shall supply the Landlord with plans (if available) showing the same as soon as possible after completion.

13.5	Covenants by Tenant
The Tenant shall enter into such covenants as the landlord may reasonably require regarding the execution of any works to which the Landlord consents under this


Clause, and the reinstatement of the Premises at the end or earlier determination of the Term.

14.	SIGNS AND ADVERTISEMENTS

The Tenant shall not erect or display on the exterior of the Premises or in the windows of them so as to be visible from the exterior, any advertisement, poster, notice, pole, flag, aerial, satellite dish or any other sign or thing, without the prior written approval of the Landlord to the size, style and position and the materials to be used, such approval not to be unreasonably withheld and PROVIDED THAT the Tenant will be permitted to put up a sign on the Premises showing its name, business, group structure and corporate logo, without the consent of the Landlord.

SECTION 5
USE

15.	USE OF PREMISES

15.1	Permitted use
The Tenant shall not use the Premises or any part of them except for the Permitted Use.

15.2	Tenant not to leave Premises unoccupied

The Tenant shall not leave the Premises continuously unoccupied for more than thirty (30) days without notifying the Landlord and providing, or paying for, such caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Premises from vandalism, theft or unlawful occupation.

16.	USE RESTRICTIONS
The Tenant shall perform and observe the obligations set out in Schedule 3.

17.	EXCLUSION OF WARRANTY AS TO USER

17.1	No warranty by Landlord

Nothing contained in this Lease, or in any consent or approval granted by the Landlord under this Lease, shall imply or warrant that the Premises may be used under the Planning Acts for the purpose permitted by this Lease or any purpose subsequently permitted.

17.2	Tenant's acknowledgement

The Tenant acknowledges that neither the Landlord nor any person acting on behalf of the Landlord has at any time made any representation or given any warranty that any use permitted by this Lease is, will be, or will remain, a use authorised under the Planning Acts.


18.	GENERAL RESTRICTIONS

18.1	Alienation generally

The Tenant shall not assign, underlet or part with possession or share the occupation of, or permit any person to occupy the whole or any part of the Premises, except as may be expressly permitted by this Clause and Clauses 19 and 20.

18.2	Sharing with a group company

Nothing in this Clause or Clauses 19 or 20 shall prevent the Tenant from sharing occupation of the whole or any part of the Premises with any company which is, for the time being, a Group Company of the Tenant subject to (a) the Tenant giving to the Landlord written notice of the sharing of occupation and the name of the Group Company concerned within twenty (20) Working Days after the sharing begins (b) the Tenant and that Group Company remaining in the same relationship whilst the sharing lasts and (c) the sharing not creating the relationship of landlord and tenant between the Tenant and that Group Company.

19.	ASSIGNMENT

19.1	No Assignment of Part
The Tenant shall not assign any part or parts (as distinct from the whole) of the Premises.

19.2	Circumstance in which consent to assignment may be withheld
For the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord may withhold its consent to an assignment of the whole of the Premises where

19.2.1

the proposed assignee is any person or entity who has the right to claim sovereign or diplomatic immunity or exemption from liability from the covenants on the part of the Tenant contained in this Lease; or

	19.2.2	the Tenant is in material breach of the provisions of this Lease.

19.3	Condition for Landlord's Consent

For the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 it is further agreed that any consent of the Landlord to an assignment of the whole of the Premises may be subject to a condition that the Tenant shall, prior to the proposed assignment being completed, execute and deliver to the Landlord a deed which shall be prepared by the Landlord's solicitors containing covenants on the part of a Tenant in the form of those contained in Schedule 5 (therein defined as the "Present Tenant") and if reasonably required by the Landlord that the Tenant shall procure that a guarantor or guarantors reasonably acceptable to the Landlord shall covenant with the Landlord in such form as the Landlord shall reasonably require that the assignee shall observe and perform the tenant's covenants in this Lease.

19.4	Assignment of the whole
	19.4.1	Without prejudice to the provisions of Clauses 18 to 19.3 inclusive the Tenant shall not assign the whole of the Premises without the prior written consent of


the Landlord and except in relation to the circumstance mentioned in Clause 19.2 and the condition mentioned in Clause 19.3 such consent shall not be unreasonably withheld. The parties agree that in considering whether or not the Landlord is reasonably withholding such consent due and proper regard shall be had to the provisions and effect of the Landlord and Tenant (Covenants) Act 1995.

	19.4.2	When applying for such consent the Tenant shall supply the Landlord with such information and/or documentation regarding the assignee as the Landlord shall reasonably require.

20.	UNDERLETTING

20.1	Subletting Unit

For the purpose of this Clause, "Subletting Unit" means each separate unit of accommodation which comprises a Gross Internal Area of not less than 20,000 sq. ft. and which is capable of being occupied and used as a separate and self-contained unit with all necessary and proper services.

20.2	Underletting of part
The Tenant shall not underlet any part of the Premises other than on the following conditions:-

	20.2.1	the part of the Premises to be underlet shall comprise a Subletting Unit only;

20.2.2

the Landlord's prior approval (not to be unreasonably withheld or delayed) is obtained to (i) the extent of the premises to be underlet and (ii) in the case of premises let for use within Class B1(b) or (c), B2 or B8 of the Use Classes Order the provisions in the underlease relating to the payment of service charge and the rights granted and excepted and reserved and (iii) in the case of a subletting for use within Class B1(a) of the Use Classes Order all the provisions of the underlease;

	20.2.3	the underlease shall incorporate an agreement, authorised beforehand by the Court, excluding Sections 24 to 28 of the Landlord and Tenant Act 1954 in relation to such underlease; and

the Premises shall not at any time be in the occupation of more than three (3) persons, the Tenant and any Group Company which is permitted to share occupation under Clause 18.2 counting as one nor shall there be more than four (4) Subletting Units.

20.3	Underletting rent
The Tenant shall not underlet the whole of the Premises or underlet a Subletting Unit at a fine or premium or at a rent less than the open market rent payable at the time of such underlease.

20.4	Direct covenants from undertenant
Prior to any permitted underlease, the Tenant shall procure that the undertenant enters into the following direct covenants with the Landlord:-


	20.4.1	an unqualified covenant by the undertenant not to assign or charge any part of the premises to be underlet;

20.4.2

an unqualified covenant by the undertenant not to underlet the whole or any part of the premises to be underlet nor (save by way of an assignment of the whole of the premises to be underlet) part with possession or share the occupation of the whole or any part of the premises to be underlet or permit any person to occupy them save for occupation by Group Companies in accordance with the provisions of Clause 18.2 as if the same were applicable to the undertenant and its Group Companies;

	20.4.3	a covenant by the undertenant not to assign, the whole of the premises to be underlet without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed;

20.4.4

a covenant by the undertenant to perform and observe all the tenant's covenants contained in (a) this Lease (other than the payment of the Rents) so far as the same are applicable to the premises to be underlet, and (b) the permitted underlease;

20.5	Contents of underlease
Every permitted underlease shall contain:-

	20.5.1	provisions for the review of the rent payable under it on an upwards only basis corresponding both as to terms and dates with the rent review provisions in this Lease;

20.5.2

a covenant by the undertenant (which the Tenant covenants to enforce) prohibiting the undertenant from doing or suffering any act or thing on, or in relation to, the premises underlet inconsistent with, or in breach of, this Lease;

	20.5.3	a condition for re-entry on breach of any covenant by the undertenant;

20.5.4

the same restrictions as to assignment, charging and parting with or sharing the possession or occupation of the premises underlet, and the same provisions for direct covenants and registration, as are in this Lease (with any necessary changes); and

20.5.5

in the case of an underlease of a Subletting Unit, a covenant by the undertenant as to the payment of a service charge providing for the recovery by the Tenant of a due proportion of the costs of repairs and services to the Premises.

20.6	Tenant to obtain Landlord's consent

Without prejudice to the other provisions of this Clause, the Tenant shall not underlet the whole of the Premises or let a Subletting Unit without the prior written consent of the Landlord, such consent not to be unreasonably withheld.


20.7	Tenant to enforce obligations

The Tenant shall use all reasonable endeavours to enforce the performance and observance of the covenants by the undertenant contained in any permitted underlease and shall not, at any time, either expressly or by implication, waive any breach of them.

20.8	Review of underlease rent

The Tenant shall procure that the rent under any permitted underlease is reviewed in accordance with its terms but so that in the case of any premises sublet for use within Class B1(a) of the Use Classes Order (but not otherwise) the amount of any reviewed rent shall not be agreed without the prior consent of the Landlord (such consent not to be unreasonably withheld or delayed) and in such case the Tenant shall have proper and due regard to representations made by the Landlord prior to the agreement or determination of such reviewed rent.

20.9	No variation of terms
The Tenant shall not vary the terms, of any permitted underlease, without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

20.10	No reduction in rent
The Tenant shall procure that the rent payable under any permitted underlease is not commuted or made payable more than one quarter in advance.

21.	REGISTRATION OF DISPOSITIONS

Within fifteen (15) Working Days of every assignment, transfer, assent, underlease, assignment of underlease, mortgage, charge or any other disposition, whether mediate or immediate, of or relating to the Premises or any part, the Tenant shall provide the Landlord or its solicitors with a copy (certified as true) of the deed, instrument or other document evidencing or effecting such disposition and, on each occasion, shall pay to the Landlord or its solicitors a fee of Twenty-five pounds ([Pound] 25.00).

SECTION 6
LEGAL REQUIREMENTS

22.	STATUTORY REQUIREMENTS

22.1	Tenant to comply with statutes

The Tenant shall, at its expense, comply in all respects with every statute now in force or which may, after the date of this Lease, be in force and any other obligation imposed by law and all regulations laws or directives binding on the United Kingdom made or issued by or with the authority of The European Commission and/or The Council of Ministers relating to the Premises or their use, including the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Defective Premises Act 1972, the Health and Safety at Work etc. Act 1974, the Environmental Protection Act 1990, the Water Resources Act 1991 and the Water Industry Act 1991.


22.2	Tenant to execute necessary works

The Tenant shall execute all works and provide and maintain all arrangements on or in respect of the Premises or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other competent authority or court of competent jurisdiction acting under or in pursuance of any statute, whether any of the same are required to be carried out by the landlord, tenant or occupier.

23.	PLANNING ACTS

23.1	Tenant's obligation to comply

The Tenant shall comply with the Planning Acts and with any planning permission relating to, or affecting, the Premises, and indemnify the Landlord against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability whatsoever in respect of any non-compliance.

23.2	No application for planning permission without consent

The Tenant shall not make any application for planning permission or for other consents required under the Planning Acts in respect of the Development of the Premises without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

23.3	Tenant to obtain all permissions

The Tenant shall, at its expense, obtain and, if appropriate, renew any planning permission and any other consent and serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance of any use on the Premises.

23.4	Tenant to pay planning charges
The Tenant shall pay and satisfy any charge or levy lawfully imposed under the Planning Acts in respect of any Development by the Tenant on the Premises.

23.5	No implementation of permission without approval

The Tenant shall not implement any planning permission or consent required under the Planning Acts and obtained after the date of this Lease before it has been produced to, and approved in writing by, the Landlord, (such approval not to be unreasonably withheld or delayed).

23.6	Tenant to carry out works before end of Term
Unless the Landlord shall otherwise direct in writing, the Tenant shall carry out and complete before the expiration or earlier determination of the Term:-

23.6.1

any works required to be carried out to the Premises as a condition of any planning permission granted during the Term and implemented by the Tenant whether or not the date by which the planning permission requires such works to be carried out is within the Term; and


	23.6.2	any Development begun upon the Premises in respect of which the Landlord may be or become liable for any charge or levy under the Planning Acts.

24.	STATUTORY NOTICES

24.1	Notices Generally
The Tenant shall:-

24.1.1

within five (5) Working Days (or sooner if necessary having regard to the requirements of the notice or order in question or the time limits stated in it) of receipt of any notice or order or proposal for a notice or order given to the Tenant and relevant to the Premises or any occupier of them by any government department, local, public or other competent authority or court of competent jurisdiction, provide the Landlord with a true copy of it and any further particulars reasonably required by the Landlord;

	24.1.2	without delay, take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant; and

24.1.3

at the reasonable request and cost of the Landlord, make or join with the Landlord in making such objection, complaint, representation or appeal against or in respect of any such notice, order or proposal as the Landlord acting reasonably shall deem expedient.

24.2	Notification of Environmental Matters

The Tenant shall notify the Landlord on the Tenant becoming aware of any criminal, civil, judicial, regulatory or administrative proceeding, suit, notice, action or procedure brought or taken under Environmental Law taken or threatened against the Tenant by any Environmental Regulator or by any third party, or if the Tenant becomes aware of facts or circumstances which in the opinion of the Tenant are likely to lead to the same.

24.3	Party Wall etc. Act 1996
The Tenant shall:-

24.3.1

Forthwith after receipt by the Tenant of any notice served on the Tenant under the Party Wall etc. Act 1996 provide the Landlord with a true copy of it and of any further particulars reasonably required by the Landlord;

24.3.2

At the reasonable request and cost of the Landlord make or join with the Landlord in making such objection complaint representation and in serving such counter notice against or in respect of any such notice as the Landlord acting reasonably shall deem expedient;

24.3.3

At the reasonable request and cost of the Landlord make or join with the Landlord in serving any such notice on any adjoining owner under the Party Wall etc. Act 1996 as the Landlord may from time to time reasonably require.


25.	FIRE PRECAUTIONS AND EQUIPMENT

25.1	Compliance with requirements

The Tenant shall comply with the requirements and recommendations of the fire authority and the insurers of the Premises and the reasonable requirements of the Landlord in relation to fire precautions affecting the Premises.

25.2	Fire fighting appliances to be supplied

The Tenant shall keep the Premises equipped with such fire fighting appliances as shall be required by any statute, the fire authority or the insurers of the Premises, or as shall be reasonably required by the Landlord and the Tenant shall keep such appliances open to inspection and maintained to the reasonable satisfaction of the Landlord.

25.3	Access to be kept clear
The Tenant shall not obstruct the access to, or means of working, any fire fighting appliances or the means of escape from the Premises in case of fire or other emergency.

26.	DEFECTIVE PREMISES

Immediately upon becoming aware of the same, the Tenant shall give written notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do, or refrain from doing, any act or thing so as to comply with any duty of care imposed on the Landlord under the Defective Premises Act 1972, and shall display and maintain in the Premises all notices which the Landlord may, from time to time, reasonably require to be displayed in relation to any such matters.

SECTION 7
INSURANCE

27.	INSURANCE PROVISIONS

27.1	Landlord to insure

The Landlord shall insure and keep insured with some insurance company or underwriters of repute, subject to such exclusions, excesses, limitations, terms and conditions as may be usually imposed by the insurers:-

	27.1.1	the Premises in their Full Reinstatement Cost against loss or damage by the Insured Risks;

27.1.2

the loss of the Principal Rent from time to time payable, or reasonably estimated to be payable, under this Lease, taking account of any review of the rent which may become due under this Lease, for three (3) years;

	27.1.3	property owner's liability and third party risks in a reasonable sum.

27.2	Full Reinstatement Cost

In this Clause, "Full Reinstatement Cost" means the full cost of reinstating the Premises at the time when such reinstatement is likely to take place, having regard to any possible increases in building costs, and including the cost of demolition, shoring


up, site clearance, ancillary expenses and architects', surveyors' and other professional fees and any necessary Value Added Tax.

27.3	Noting of Interests
The Landlord shall use reasonable endeavours to procure that the interest of the Tenant, any subtenant and on request their respective mortgages are noted on the policy.

27.4	Landlord to produce evidence of insurance

At the request of the Tenant, made no more than once a year, the Landlord shall produce to the Tenant a copy of the insurance policy covering the Premises and a copy of the receipt for the last premium or (at the Landlord's option) reasonable evidence from the insurers of the terms of the insurance policy and the fact that the policy is subsisting and in effect.

27.5	Damage to the Premises
If the Premises or any part of them or the access thereto shall be damaged or destroyed by any of the Insured Risks so as to render the Premises unfit for use and occupation or inaccessible then:-

	27.5.1	save to the extent that payment of any insurance monies shall be refused wholly or partly by reason of any act or default of the Tenant, any undertenant or occupier of any part of the Premises; and

27.5.2

subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents, which the Landlord shall use reasonable endeavours to obtain but shall not be obliged to institute any appeals; and

	27.5.3	subject to any necessary labour and materials being and remaining available, which the Landlord shall use reasonable endeavours to obtain as soon as practicable the Landlord shall (subject to Clause 27.6) lay out the net proceeds of such insurance, (other than any in respect of loss of rent), in the reinstatement and rebuilding of the part of the Premises so damaged or destroyed substantially as it was prior to any such damage or destruction (but not so as to provide accommodation identical in layout if it would not be reasonably practical to do so) and the Landlord shall make up any deficiency out of its own monies.

27.6	Option to determine

If, at any time during the Term the Premises or the Access Road for so long as the same is unadopted shall be destroyed or damaged by any of the Insured Risks so as to render the Premises unfit for use and occupation then if reinstatement of the Premises shall not have been completed within a period of three (3) years from the date of such damage or destruction the Tenant or the Landlord may at any time thereafter determine this Lease by giving written notice to the other such notice to take immediate effect but such determination shall be without prejudice to any claim which the Landlord may


have against the Tenant or any guarantor or which the Tenant may have against the Landlord for any previous breach of covenant or sum previously accrued due.

27.7	Payment of insurance money refused

If payment of any insurance is refused as a result of some act or default of the Tenant, any undertenant or occupier of any part of the Premises the Tenant shall pay to the Landlord, on written demand, the amount so refused with interest on that amount at the Prescribed Rate from and including the date of such refusal to the date of payment by the Tenant.

27.8	Suspension of rent payments

If the Premises or any part of them or the access thereto shall be damaged or destroyed by any of the Insured Risks so as to render them unfit for use and occupation or inaccessible, the Rents, or a fair proportion of it according to the nature and extent of the damage sustained, shall not be payable until the earlier of the date Premises or the part damaged or destroyed shall be again rendered fit for use and occupation and accessible the date when the period of loss of rent insurance has expired. Any dispute regarding the suspension of payment of the Rents shall be referred to a single arbitrator to be appointed, in default of agreement, upon the application of either party, by the President in accordance with the Arbitration Act 1996.

27.9	Insurance Valuations

The tenant shall reimburse the Landlord within five (5) Working Days of demand all proper costs properly incurred by the Landlord for valuations of the Premises for insurance purposes not more frequently than once in every two (2) years.

27.10	Insurance becoming void

The Tenant shall not do, or omit to do anything which could cause any policy of insurance covering the Premises or any Adjoining Property owned by the Landlord to become wholly or partly void or voidable.

27.11	Requirements of insurers
The Tenant shall, at all times, comply with any requirements and reasonable recommendations of the insurers of the Premises.

27.12	Notice by Tenant
The Tenant shall give notice to the Landlord immediately on the happening of any event or thing which might affect any insurance policy relating to the Premises.

SECTION 8
DEFAULT OF TENANT AND RIGHTS OF RE-ENTRY

28.	DEFAULT OF TENANT

28.1	Re-entry

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, on or at any time after the happening of any of the events mentioned in Clause 28.2, the Landlord may re-enter the Premises or any part


of them in the name of the whole, and the Term shall then end, but without prejudice to any claim which the Landlord may have against the Tenant for any previous breach of covenant or sum previously accrued due.

28.2	Events of default
The events referred to in Clause 28.1 are the following:-

	28.2.1	if the Rents or any part of them shall be unpaid for fourteen (14) Working Days after becoming payable (whether formally demanded or not); or

	28.2.2	if any of the covenants by the Tenant or any guarantor of the Tenant contained in this Lease shall not be performed and observed; or

28.2.3

if the Tenant or (subject to the Tenant having first been given 21 days to provide to the Landlord a replacement guarantor acceptable to the Landlord (acting reasonably) and the Tenant having failed so to do) any guarantor of the Tenant, for the time being, (being a body corporate):-

(a)

calls, or a nominee on its behalf calls, a meeting of any of its creditors; or makes an application to the Court under Section 425 of the Companies Act 1985; or submits to any of its creditors a proposal under Part I of the Insolvency Act 1986; or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I of the Insolvency Act 1986 or otherwise); or

		(b)	has an administrative receiver or a receiver or a receiver and manager appointed in respect of the Tenant's property or assets or any part; or

		(c)	resolves or the directors or shareholders resolve to present a petition for an administration order in respect of the Tenant; or an administrator is appointed; or

(d)

had a winding-up petition or petition for an administration order presented against it; or passes a winding-up resolution (other than a voluntary winding-up whilst solvent for the purposes of an amalgamation or reconstruction); or calls a meeting of its creditors for the purposes of considering a resolution that it be wound-up voluntarily; or resolves to present its own winding-up petition; or is wound-up (whether in England or elsewhere); or has a liquidator or provisional liquidator appointed; or

		(e)	shall cease for any reason to maintain its corporate existence; or is struck off the register of companies; or otherwise ceases to exist; or

28.2.4

if the Tenant, for the time being, (being an individual, or if more than one individual, then any one of them) makes an application to the Court for an interim order under Part VIII of the Insolvency Act 1986; or convenes a meeting of, or enters into any arrangement, scheme, compromise, moratorium


or composition with, any of his creditors (whether under Part VIII of the Insolvency Act 1986 or otherwise); or is adjudged bankrupt (whether in England or elsewhere); or has a receiver appointed in respect of the Tenant's property or assets or any part; or

	28.2.5	if analogous proceedings or events to those referred to in this Clause shall be instituted or occur in relation to the Tenant, for the time being, elsewhere than in the United Kingdom; or

28.2.6

if the Tenant, for the time being, suffers any distress or execution to be levied on the Premises which is not discharged in full within twenty one (21) days after the levy has been made; or becomes unable to pay its debts as and when they fall due.

SECTION 9
LANDLORD'S COVENANTS

29.	QUIET ENJOYMENT

The Landlord covenants with the Tenant that the Tenant, paying the Rents and performing and observing the covenants on the part of the Tenant contained in this Lease, shall and may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through, under, or in trust for it or by title paramount.

29.1	Access Road and Conduits

The Landlord shall use reasonable endeavours to keep the Access Road and any Conduits on the Adjoining Property which serve the Premises in good and substantial repair and condition and so as to enable safe use of the Access Road free of obstruction.

29.2	Schedules 1 and 2 Rights
The Landlord shall comply with the obligations of the Landlord specified in Schedules 1 and 2.

SECTION 10
MISCELLANEOUS

30.	RELETTING NOTICES

The Tenant shall permit the Landlord, at all reasonable times during the last six (6) months of the Term, to enter the Premises and affix and retain, without interference, on any suitable parts of them (but not so as materially to affect the access of light or air to the Premises) notices for reletting them and the Tenant shall not remove or obscure such notices and shall permit all persons with the written authority of the Landlord to view the Premises at all reasonable hours in the daytime, upon prior appointment having been made.

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31.	DISCLOSURE OF INFORMATION

Upon making any application or request in connection with the Premises or this Lease, or upon written request by the Landlord from time to time, the Tenant shall disclose to the Landlord such information in relation to the Premises as the Landlord may reasonably require and, whenever the Landlord shall reasonably request, the Tenant shall supply full particulars of all occupations and derivative interests in the Premises, however remote or inferior.

32.	REPRESENTATIONS

The Tenant acknowledges that this Lease has not been entered into in reliance, wholly or partly, on any statement or representation made by, or on behalf of, the Landlord, except any such statement or representation that is expressly set out in this Lease.

33.	NOTICES

33.1	Notices to Tenant

Any demand or notice required to be made, given to, or served on the Tenant under this Lease shall be duly and validly made, given or served if addressed to the Tenant (and, if there shall be more than one of them, then any one of them) and delivered personally, or sent by pre-paid registered or recorded delivery mail, or sent by fax and addressed (in the case of a company) to its Company Secretary at its registered office.

33.2	Notices to Landlord

Any notice required to be given to, or served on, the Landlord shall be duly and validly given or served if sent by pre-paid registered or recorded delivery mail, or sent by fax addressed to the Landlord at its registered office.

34.	NEW TENANCY

This Lease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

35.	INVALIDITY OF CERTAIN PROVISIONS

If any term of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

36.	THIRD PARTY RIGHTS

Subject to clause 3.4 a person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

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IN WITNESS whereof this Deed has been executed by the parties and is intended to be and is hereby delivered on the date first written above.

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SCHEDULE 1
RIGHTS AND EASEMENTS GRANTED

1.

Until such time as the Landlord shall have relocated diverted or installed the Conduits referred to below in accordance with the obligations of the Landlord to carry out the Landlord's Works the right for the Tenant and all persons expressly or by implication authorised by the Tenant (in common only with the Phase 2 Tenant) to:-

1.1

occupy the telephone exchange situated within the Adjoining Property and to use all equipment housed therein together with associated Conduits as at the date hereof serving the Premises for the passage of telecommunications services to and from the Premises subject so far as used in common with the Phase 2 Tenant and not separately metered to payment of a fair and reasonable proportion according to usage of the total cost of telecommunication services; and

1.2

the free and uninterrupted passage of electricity and water to the Premises through the 11000 volt electricity ring main sprinkler system and waterpipes and other Conduits as at the date hereof situate within the Adjoining Property and serving the Premises.

2.

The right for the Tenant and all persons expressly or by implication authorised by the Tenant (in common with the Landlord and all persons having a similar right) at all times to use the Access Road with or without vehicles (including heavy goods vehicles) for the purpose of obtaining access to and egress from the Premises.

3.

The exclusive right for the Tenant and all persons expressly or by implication authorised by the Tenant to the free and uninterrupted passage and running of gas to and from the Premises through the gas pipe and ancillary equipment the approximate position of which is shown by a brown broken line on the Plan.

4.

The right for the Tenant and all persons expressly or by implication authorised by the Tenant to use all Conduits serving the Premises following completion of the Landlord's Works for the passage of Utilities to and from the Premises.

5.	The exclusive right to use the effluent pipeline more particularly described in the 1985 Lease subject to compliance in all respects with the provisions of the 1985 Lease.

6.	The right of support and protection from all parts of the Adjoining Property as is now enjoyed by the Premises.

7.

The right to enter such parts of the Adjoining Property as is reasonably necessary with workmen vehicles and equipment in order to carry out the works set out in this Schedule, works of repair or permitted alteration to the Premises (including the Specified Works), to lay inspect clean maintain repair replace or renew any of the Conduits or services referred to in this Schedule and situate under the Adjoining Property or to exercise any other rights granted to the Tenant under this Lease provided that the Tenant shall:-


7.1	(except in case of emergency):-

(a) give reasonable prior written notice to the Landlord and the occupier of such Adjoining Property of its intention to exercise such right; and

(b) in the case of proposed works have regard to the reasonable requirements of the occupier of the Adjoining Property.

7.2	only exercise such right insofar as it cannot reasonably carry out any such works of repair and alteration from within the Premises.

7.3	cause as little damage and disturbance as reasonably possible to the Adjoining Property.

7.4	acting in a reasonable and proper manner make good as soon as reasonably possible any physical damage caused to such Adjoining Property.

7.5	cause no interruption to the Landlord or other the occupier of the Adjoining Property and their businesses on the Adjoining Property.

7.6	procure that any such works are carried out in a good and workmanlike manner, using good and sound materials and equipment and in accordance with best construction practice.

8.

The right to erect a sign of a similar size as exists as at today's date on the Victoria Road frontage of the Access Road showing the names of Tenant and other occupiers of the Premises corporate logo and group structure in a form and position to be agreed (both parties acting reasonably) between the Landlord and the Tenant.

9.

Subject to the Tenant obtaining any necessary consents from adjoining owners to use a gate in such position as shall be agreed by the Landlord and the Tenant (both parties acting reasonably) and which is to be constructed as part of the Landlord's Works to gain pedestrian access to and from the adjoining Princes Mead Car Park.

10.

In the case of any diversion or relocation of any Conduits during the Term, each Conduits, as diverted or relocated, shall be deemed substituted for the Conduits which it replaced and shall mutatis mutandis be subject to the same rights as if the same were the Conduits referred to in this Lease.

11.

Any rights granted in this Schedule 1 over anything which is not in being at the date of this Lease shall be effective only in relation to any such thing which comes into being before the expiry of eighty (80) years from today, which shall be the perpetuity period applicable to this Lease.

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SCHEDULE 2
EXCEPTIONS AND RESERVATIONS

1.	There are excepted and reserved to the Landlord, for the benefit of the Adjoining Property:-

1.1

until 30 June 2001 or determination of the Phase 2 Lease (if earlier) all rights of access enjoyed as at the date hereof (or which would have been enjoyed had the premises comprised in the Phase 2 Lease and the Premises been held in separate ownership) by the Adjoining Property;

1.2

the right upon reasonable written notice to the Tenant (except in emergency when no notice need be given) to enter and remain up on such part of the Premises as is necessary with or without tools, scaffolding materials, workmen and vehicles for the purposes of:

(i) inspecting, cleaning, altering, maintaining, renewing any adjoining or adjacent premises

(ii) complying with any covenants on the part of the Landlord contained in this Lease.

and in exercising such rights the Landlord shall comply with the provisions of Clause 3.9.

2.	There are excepted and reserved for the benefit of the Adjoining Property the right of support and protection from all parts of the Premises as is now enjoyed by the Adjoining Property.

3.	The right for the Landlord to develop the Adjoining Property but not so as to materially affect the access of light or air to the Premises.


SCHEDULE 3
USE RESTRICTIONS

1.	Dangerous materials and use of machinery

The Tenant shall not:-

1.1

keep in the Premises any article or thing which is or may become combustible, dangerous, explosive, inflammable, offensive or radio-active, or which might increase the risk of fire or explosion, other than reasonable quantities of oil required for the operation of any boiler, plant, machinery, equipment and apparatus which shall be stored in accordance with the requirements of any statute affecting the Premises and of any insurer of them;

1.2	keep or operate in the Premises any machinery which is unduly noisy or causes vibration, or which is likely to annoy or disturb any owner or occupier of any Adjoining Property,

PROVIDED THAT these sub-clauses shall not apply in relation to any article thing or machinery which is used in the ordinary course of the business of the Tenant carried on from time to time in the Premises and kept and maintained in accordance with good industry practice.

2.	Overloading floors and services

The Tenant shall not:-

2.1	overload the floors of the Premises nor suspend any excessive weight from any ceiling, roof, stanchion, structure or wall of them nor overload any Utility in or serving them;

2.2	do anything which may subject the Premises to any strain beyond that which they are designed to bear (with due margin for safety);

3.	Discharges

The Tenant shall not cause, suffer or permit the discharge, release or emission into any Conduits of any Hazardous or Polluting Substance or any substance which may cause an obstruction or might be or become a source of danger, or which might damage any Conduit or the drainage system of the Premises or any Adjoining Property provided that the Tenant shall not be, or be deemed to be, in breach of the provisions of this paragraph if in the ordinary course of the Tenant's business it is discharging such a substance in accordance with the terms and conditions of a licence granted by an appropriate statutory or regulatory body.

4.	Disposal of refuse

The Tenant shall not deposit on any part of the Premises any refuse, rubbish or trade empties of any kind other than in proper receptacles, and shall not burn any refuse or rubbish on the Premises.


5.	Storage of materials

The Tenant shall not store, lay out or stack on any land forming part of the Premises any materials, equipment, plant, bins, crates, cartons, boxes or any other item which is or might become untidy, unclean, unsightly or in any way materially detrimental to the amenity of the Premises or the Adjoining Property Provided that storage of items in receptacles that are on the Premises at the date of the Lease shall not be deemed to be a breach of this provision.

6.	Obstruction of common areas

The Tenant shall not do anything as a result of which any forecourt, path, road or other area on the Adjoining Property over which the Tenant may have rights of access or use may be damaged (other than in the proper carrying out of any works permitted by this Lease), or their fair use by others may be obstructed in any way.

7.	Loading and unloading

The Tenant shall not load or unload any goods arriving at or dispatched from the Premises except on land forming part of the Premises and in such a way that access to or egress from the Adjoining Property is not obstructed.

8.	Access by vehicles and parking

The Tenant shall not permit any vehicles belonging to the Tenant or any persons calling on the Premises expressly or by implication with the authority of the Tenant either:-

8.1	to enter and leave the Premises except at the vehicular access points constructed for that purpose; or

8.2	to park except within the parking spaces and loading areas within the Premises.

9.	Prohibited uses

The Tenant shall not use the Premises for any public or political meeting, or public exhibition or public entertainment, show or spectacle; or for any dangerous, noisy, noxious or offensive business, occupation or trade; or for any illegal or immoral purpose; or for residential or sleeping purposes; or for betting, gambling, gaming or wagering; or as a betting office, or for any auction; or (save insofar as such uses are carried out in connection with any sports or social club provided for the benefit of the Tenant's employees) as a club; or for the sale of any beer, wines or spirits.

10.	Nuisance

The Tenant shall not do anything in the Premises which may be or become a nuisance, or which may cause annoyance, damage, disturbance or inconvenience to, the Landlord or any owner or occupier of any Adjoining Property, or which may be injurious to the amenity, character, tone or value of the Premises Provided that the use of the Premises


for the purposes of the Permitted Use in accordance with good industry practice and otherwise in compliance with all covenants in this Lease shall not be or be deemed to be a breach of this sub-clause.


SCHEDULE 4
MATTERS TO WHICH THE PREMISES ARE SUBJECT

The covenants and other matters set out in the charges registers of Title Numbers HP5659321 and HP520658.

The 1985 lease.


SCHEDULE 5
AUTHORIZED GUARANTEE AGREEMENT TO BE GIVEN BY TENANT
PURSUANT TO CLAUSE 19

THIS DEED is made the [ ] day of [ ]

BETWEEN:-

(1)	[ ] whose registered office is at [ ] (registered number: [ ]) (the "Present Tenant") and

(2)	[ ] whose registered office is at [ ] (registered number: [ ]) (the "Landlord")

WHEREAS:-

(A)

This Agreement is made pursuant to the lease dated [             ] and made between [             ] (the "Lease") which expression shall include (where the context so admits) all deeds and documents supplemental to it (whether expressed to be so or not) relating to the premises at [           ] (the "Premises").

(B)

The Present Tenant holds the Premises under the Lease and wishes to assign the Lease to [                      ] (the "Assignee"), and pursuant to the Lease the Landlord's consent is required to such assignment (the "Assignment") and such consent is given subject to a condition that the Present Tenant is to enter into a deed in the form of this Deed.

NOW THIS DEED WITNESSES as follows:-

1.	Authorized Guarantee

Pursuant to the condition referred to above, the Present Tenant covenants with the Landlord, as a primary obligation, that the Assignee or the Present Tenant shall, at all times during the period (the "Guarantee Period") from the completion of the Assignment until the Assignee shall have ceased to be bound by the tenant covenants (which in this Deed shall have the meaning attributed by Section 28(1) of the Landlord and Tenant (Covenants) Act 1995 (the "1995 Act")) contained in the Lease (including the payment of the rents and all other sums payable under the Lease in the manner and at the times specified in the Lease), duly perform and observe the tenant covenants.

2.	Present Tenant's liability

2.1

The Present Tenant agrees that the Landlord, in the enforcement of its rights under this Deed, may proceed against the Present Tenant as if the Present Tenant were the sole or principal debtor in respect of the tenant covenant in question.

2.2

For the avoidance of doubt, notwithstanding the termination of the Guarantee Period the Present Tenant shall remain liable under this Deed in respect of any liabilities which may have accrued prior to such termination.


2.3	For the avoidance of doubt the Present Tenant shall be liable under this Deed for any costs and expenses incurred by the Landlord in enforcing the Present Tenant's obligations under this Deed.

3.	Disclaimer of Lease

The Present Tenant further covenants with the Landlord that if the Crown or a liquidator or trustee in bankruptcy shall disclaim the Lease during the Guarantee period the Present Tenant shall, if the Landlord by notice in writing given to the Present Tenant within six (6) months after such disclaimer so requires, accept from, and execute and deliver to, the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer and continuing for the residue then remaining unexpired of the term of the Lease, such new lease to be at the same rents and subject to the same covenants and provisions as are contained in the Lease.

4.	Supplementary provisions

By way of provision incidental or supplementary to Clauses 1, 2, and 3 of this Deed:-

4.1	Postponement of claims by Present Tenant

The Present Tenant further covenants with the Landlord that the Present Tenant shall:-

4.1.1

not claim in any liquidation, bankruptcy, composition or arrangement of the Assignee in competition with the Landlord and shall remit to the Landlord the proceeds of all judgements and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Assignee;

4.1.2

hold for the benefit of the Landlord all security and rights the Present Tenant may have over assets of the Assignee whilst any liabilities of the Present Tenant or the Assignee to the Landlord remain outstanding; and

4.1.3

not exercise any right or remedy in respect of any amount paid or any liability incurred by the Present Tenant in performing or discharging its obligations contained in this Deed, or claim any contribution from any other guarantor.

4.2	Postponement of participation by Present Tenant in security

The Present Tenant shall not be entitled to participate in any security held by the Landlord in respect of the Assignee's obligations to the Landlord under the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Present Tenant or the Assignee to the Landlord under the Lease have been performed or discharged.

4.3	No release of Present Tenant

None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Present Tenant as principal obligor


under this Deed or otherwise prejudice or affect the right of the Landlord to recover from the Present Tenant to the full extent of this guarantee:-

4.3.1

any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any rents or other amounts required to be paid by the Assignee or in enforcing the performance or observance of any of the obligations of the Assignee under the Lease;

4.3.2

any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

	4.3.3	any extension of time given by the Landlord to the Assignee;

	4.3.4	any reviews of the rent payable under the Lease and (subject to Section 18 of the 1995 Act) any variation of the terms of the Lease or the transfer of the Landlord's reversion;

4.3.5

any change in the constitution, structure or powers of either the Present Tenant, the Assignee or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Present Tenant or the Assignee;

4.3.6

any legal limitation, or any immunity, disability or incapacity of the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Assignee may be outside, or in excess of, the powers of the Assignee;

4.3.7

any other deed, act, omission, failure, matter or thing whatsoever as a result of which, but for this provision, the Present Tenant would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord or a release effected by virtue of the 1995 Act).

4.4	Costs of new lease

The Landlord's reasonable costs in connection with any new lease granted pursuant to Clause 3 of this Deed shall be borne by the Present Tenant and paid to the Landlord (together with Value Added Tax) upon completion of such new lease.

5.	Invalidity of certain provisions

If any term of this Deed or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Deed or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Deed shall be valid and be enforced to the fullest extent permitted by law.


IN WITNESS whereof this deed has been executed by the Present Tenant and is intended to be and is hereby delivered on the date first above written.


Executed as a Deed by	)
J SAINSBURY DEVELOPMENTS	)
LIMITED acting by:	)

Director	/s/ B. Henderson
Director/Secretary	/s/ H. Burns


Signed as a deed by	)
ALFRED VAISEY	)
as attorney for WESTON AEROSPACE	)
LIMITED in the presence of: )	/s/ A. Vaisey

Signature of witness	/s/ Ruth Robinson

Name of witness	RUTH ROBINSON

Address of witness	200 ALDERSGATE STREET LONDON EC1

Occupation of witness	SOLICITOR.
